Exhibit 10.5

RENT THE RUNWAY, INC.
10 JAY STREET
BROOKLYN, NEW YORK 11201

August 20, 2025

Ms. Jennifer Y. Hyman

Re:	Amendment to the Transaction Bonus Plan

Dear Jenn:

This Letter Agreement between you, in your capacity as Chief Executive Officer of Rent the Runway, Inc., a Delaware corporation (the “Company”), and the Company, constitutes an amendment to the Transaction Bonus Plan adopted by the Company on May 15, 2024, as amended (the “Plan”).  Capitalized terms used in this Letter Agreement and not defined shall have the meanings given such terms in the Plan.

1.       Authority to Amend the Plan.  Paragraph (G)(10) of the Plan provides that the Plan may be amended at any time or from time to time by the Administrator; provided, however, that, on or prior to the Transaction Agreement Date, no such amendment shall impair the then-existing rights of a Participant with regard to the Plan absent the consent of the current Chief Executive Officer of the Company, and following the Transaction Agreement Date, no such amendment shall impair the then-existing rights of a Participant with regard to the Plan absent the Participant’s consent.  The Company expects to enter into an Exchange Agreement by and between the Company and CHS US Investments LLC, a Delaware limited liability company (“CHS”) (such agreement, the “Exchange Agreement” and the transactions contemplated thereby, the “Exchange Transaction”) on or promptly following the date hereof.  If the parties enter into the Exchange Agreement, the date the Exchange Agreement is entered into will be a Transaction Agreement Date for purposes of the Plan, and if the Exchange Transaction is consummated, it will be a Transaction for purposes of the Plan.  CHS’s willingness to enter into the Exchange Agreement is expressly conditioned on the amendments to the Plan set forth in this Letter Agreement.  Therefore, the Company hereby agrees to amend the Plan and you hereby agree to consent to such amendment, in each case, as set forth in this Letter Agreement, effective as of the date hereof, on or in advance of the Transaction Agreement Date.  If the Company and CHS do not enter into the Exchange Agreement within thirty (30) days following the date hereof, or if the Exchange Agreement is terminated and the Exchange Transaction does not occur, this Letter Agreement shall be immediately void and of no further force or effect.

2.       Amendments to the Plan.  Effective upon the date hereof but subject to the immediately preceding Section 1, paragraphs (D)(3), (D)(4), (D)(5) and (D)(6) of the Plan are hereby deleted in their entirety and replaced with the following:

“(3)       No Free Cash Flow Bonus shall be payable to any Participant at any time pursuant to the Plan.  In the event that (i) the transactions contemplated by the Exchange Agreement by and between the Company and CHS US Investments LLC, a Delaware limited liability company (collectively, the “Exchange Transaction”) are consummated and (ii) the Participant is employed by the Company or one of its affiliates on the date of consummation of the Exchange Transaction (such date, the “Exchange Transaction Closing Date”), the Participant’s Base Transaction Bonus shall become payable subject to the terms and conditions of, and solely to the extent provided in, this paragraph (D)(3) and paragraphs (D)(4), (D)(5) and (D)(6) below.

(A)	25% of the Participant’s Base Transaction Bonus (such portion, the “Closing Payment”) shall become payable on the Exchange Transaction Closing Date and shall be paid to the Participant not more than thirty (30) days thereafter.

(B)	6.25% of the Participant’s Base Transaction Bonus shall become payable on the 18-month anniversary of the Exchange Transaction Closing Date, provided that the Participant is employed by the Company or one of its affiliates from the date hereof and ending on the 18-month anniversary of the Exchange Transaction Closing Date, and shall be paid to the Participant not more than thirty (30) days thereafter. Each portion of the Base Transaction Bonus referred to in this paragraph (D)(3)(B) or in paragraph (D)(3)(C), (D)(3)(D) or (D)(3)(E) is hereinafter referred to as a “Semi-Annual Payment”.

(C)	6.25% of the Participant’s Base Transaction Bonus shall become payable on the 24-month anniversary of the Exchange Transaction Closing Date, provided that the Participant is employed by the Company or one of its affiliates from the date hereof and ending on the 24-month anniversary of the Exchange Transaction Closing Date, and shall be paid to the Participant not more than thirty (30) days thereafter.

(D)	6.25% of the Participant’s Base Transaction Bonus shall become payable on the 30-month anniversary of the Exchange Transaction Closing Date, provided that the Participant is employed by the Company or one of its affiliates from the date hereof and ending on the 30-month anniversary of the Exchange Transaction Closing Date, and shall be paid to the Participant not more than thirty (30) days thereafter.

(E)	6.25% of the Participant’s Base Transaction Bonus shall become payable on the 36-month anniversary of the Exchange Transaction Closing Date, provided that the Participant is employed by the Company or one of its affiliates from the date hereof and ending on the 36-month anniversary of the Exchange Transaction Closing Date, and shall be paid to the Participant not more than thirty (30) days thereafter.

(4)       In the event that the Participant’s employment terminates, other than due to a Good Leaver Termination (as defined in paragraph (D)(5) below), prior to the four-year anniversary of the Exchange Transaction Closing Date, promptly following the date of termination, the Participant shall repay to the Company the portions of the Closing Payment and each Semi-Annual Payment (if any) for which the Vesting Date (as defined below) has not occurred as of the date of the Participant’s termination, provided that the amount so repaid shall be net of all federal, state, local and foreign income, payroll, employment and other taxes (including any interest, penalties and additions attributable thereto) withheld by the Company or otherwise paid by the Participant with respect thereto.  The “Vesting Date” shall occur with respect to the payments made pursuant to paragraph (D)(3), and such payments shall no longer be subject to repayment to the Company, as follows:

(A)	one-fourth of the Closing Payment on each of the one-year, two-year, three-year and four-year anniversaries of the Exchange Transaction Closing Date;

(B)	one-third of the first Semi-Annual Payment on each of the two-year, three-year and four-year anniversaries of the Exchange Transaction Date;

(C)	one-half of the second Semi-Annual Payment on each of the three-year and four-year anniversaries of the Exchange Transaction Closing Date;

(D)	one-half of the third Semi-Annual Payment on each of the three-year and four-year anniversaries of the Exchange Transaction Closing Date; and

(E)	the full amount of the fourth Semi-Annual Payment on the four-year anniversary of the Exchange Transaction Closing Date.

(5)       Upon a termination of the Participant’s employment by the Company or any of its affiliates without Cause, by the Participant for Good Reason or due to the Participant’s death or Disability (within the meaning of the 2021 Plan) (each, a “Good Leaver Termination”), each Vesting Date shall be deemed to have occurred on the date of the Participant’s Good Leaver Termination, and the applicable payments shall no longer be subject to repayment to the Company, in respect of (A) the previously paid portions of the Closing Payment and each Semi-Annual Payment and (B) any portions of the Closing Payment or Semi-Annual Payment that became payable prior to the date of the Participant’s Good Leaver Termination pursuant to paragraph (D)(3) but were not yet paid as of such date, in each case, subject to the Participant’s execution and non-revocation of a release of claims in favor of the Company, its affiliates and related persons, substantially in accordance with the Company’s standard form with any changes deemed necessary or advisable by the Company to reflect any changes in applicable law. For the avoidance of doubt, in the event that the Participant’s employment terminates for any reason, including due to a Good Leaver Termination, prior to the four-year anniversary of the Exchange Transaction Closing Date, any portion of the Participant’s Base Transaction Bonus that did not become payable prior to the date of such termination shall be forfeited without consideration.

(6)       The remaining 50% of the Participant’s Base Transaction Bonus that is not eligible to be paid as a Closing Payment or a Semi-Annual Payment (the “Performance Payment”) shall become payable on the earlier of (A) January 31, 2030 and (B) a Change in Control (each, an “Assessment Event”), provided that (I) the Participant is employed by the Company or one of its affiliates from the date hereof and ending on the date of the applicable Assessment Event, and (II) the Relevant Performance Goal (as defined below) is achieved. In such event, the Performance Payment shall be paid to the Participant not more than thirty (30) days after the applicable Assessment Event.  “Relevant Performance Goal” means (i) if the Assessment Event is January 31, 2030, the Company’s achievement of the performance metrics applicable to the performance stock units granted to the Participant in connection with the Exchange Transaction for the performance period comprising the Company’s fiscal year 2029 at a level that equals or exceeds 150% of target, provided that if more than one performance goal is set with respect to such performance period, then each performance metric shall be tested individually with a commensurate proportion of the Performance Payment becoming payable, with the remaining proportion being forfeited, and (ii) if the Assessment Event is a Change in Control, then the fair market value per share of the Company’s common stock as of the Change in Control is at least $20.76 (as equitably adjusted by the Administrator in good faith to reflect any adjustments to the terms of the PSUs as a result of any stock splits, stock dividends, combination or exchange of shares, consolidation, recapitalization or other change affecting the shares of the Company’s common stock or share price of the Company’s common stock), based on the per share price in the Change in Control transaction; provided, that if the consideration in such transaction is not comprised entirely of cash, then the fair market value shall be determined by the Administrator in good faith, taking into account the 60-day VWAP immediately prior to the Change in Control. For the avoidance of doubt, except as required by applicable law (including the listing rules of any national securities exchange or association on which the Company’s securities are then listed), the Performance Payment shall not be subject to repayment to the Company or any of its affiliates for any reason.”

3.       Except as expressly provided for in this Letter Agreement, the Transaction Bonus Plan and its terms and conditions remain in full force and effect and unchanged by this Letter Agreement.  This Letter Agreement is to be governed by and construed in accordance with the laws of the State of Delaware without regard to the choice of law principles thereof.  For the avoidance of doubt, in accordance with paragraph (G)(10) of the Plan, following the date that the Company enters into the Exchange Agreement, no amendment to the Plan shall impair the then-existing rights of a Participant with regard to the Plan absent his or her consent.

4.       Please acknowledge your agreement to the terms and conditions set forth in this letter by signing and dating this letter in the space provided below.

[signature page follows]

Very truly yours,

/s/ Cara Schembri
Cara Schembri

Agreed and accepted

/s/ Jennifer Y. Hyman
Jennifer Y. Hyman Co-Founder, Chair, Chief Executive Officer & President

6